MAPQUEST

Advantage API

AGREEMENT

between

MapQuest.com, Inc. ("MapQuest")

and PlanetTRAKS, Inc. ("Licensee")

dated as of March 1, 2005 (the "Effective Date")

This Advantage API Service Agreement, including each of the Schedules hereto (collectively, this "Agreement") is entered into as of the Effective Date set forth above, by and between MapQuest, a Delaware corporation with its principal place of business at 1730 Blake Street, Denver, CO 80202 and Licensee, a Nevada corporation with a principal place of business at 10715 Gulfdale Street, Suite 285, San Antonio, TX 78216. MapQuest and Licensee may be collectively referred to herein as the "Parties" and individually, as a "Party".

This Agreement sets forth the terms and conditions upon which MapQuest will provide access to the MapQuest Service. The initial term of this Agreement will commence on the Effective Date and shall end one (1) year from the Start Date (defined below) (the "Initial Term"). This Agreement will automatically renew for additional terms of one (1) year (each such renewal term, a "Renewal Term," and together with the Initial Term, collectively referred to herein as the "Term") unless either Party provides at least thirty (30) days written notice of its desire to terminate the Agreement to the other Party prior to the date of automatic renewal. If one Party provides timely notice of non-renewal, all licenses and rights granted to Licensee hereunder, and this Agreement, shall terminate one (1) year from the Start Date or (1) year from the start of the most recent Renewal Term, as applicable (the "Expiration Date") and Licensee's access to the MapQuest Service (defined herein) shall discontinue as of the Expiration Date. Upon the Expiration Date, Licensee shall immediately: (i) cease all access to the MapQuest Service and discontinue use of the Access Codes; (ii) deliver to MapQuest or otherwise destroy or erase all intellectual property, Documentation (defined herein), software and other tangible or intangible property belonging to MapQuest (collectively, the "MapQuest Property") in Licensee's possession or control, including all copies thereof; and (iii) certify in writing to MapQuest that Licensee has completed all actions set forth in section (i) and (ii) above.

Pursuant to the terms and conditions set forth in this Agreement, the MapQuest Service may be used during the Term solely at the World Wide Web page(s) accessed by the secure URL's maintained by the Licensee and not available to the general public (collectively, the "Licensee Sites").

Licensee __ does / _X_ does not (check one) have the right to sublicense the MapQuest Service Material and provide access to the MapQuest Service through Additional Sites (defined below) on the terms and conditions set forth in Schedule B. Initials ___/___

Licensee _X_ does / __ does not (check one) have the right to use the MapQuest Service Material and provide access to the MapQuest Service for Asset Tracking (defined below) on the terms and conditions set forth in Schedule D. Initials ___/___

Any notice, approval or other communication under this Agreement shall be directed to the following addresses, in accordance with the procedure set forth herein:

If to Licensee:	PlanetTraks, Inc. Attention: Dewey Bain 10715 Gulfdale Suite 285 San Antonio, Tx 78216	To MapQuest:	Attn: Business Manager 1730 Blake Street Denver, CO 80202
	________________ ________________ ________________ ________________ ________________	With copy to:	America Online, Inc. Attn: Deputy General Counsel Fax: 703-265-1105 22000 AOL Way Dulles, VA 20166-9323

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

PLANETTRAKS, INC. [LICENSEE]	MAPQUEST.COM, INC.
By: *Sharon Cooper*	By: *Lynn Schutzman*
Print Name: Sharon Cooper	Print Name: Lynn Schutzman
Title: Executive VP	Title: Sales Dir.
Date: 3/24/05	Date: 3/29/05

SCHEDULE A

TERMS AND CONDITIONS

ARTICLE 1 – DEFINITIONS

1.1 **Definitions**. The following capitalized terms when used in this Agreement shall have the meanings set forth below, unless a different meaning is otherwise expressly stated elsewhere in this Agreement.

a) "API Functionality" shall mean the functionality Licensee may access pursuant to the licenses in this Agreement and the results generated by such functionality as set forth in the Documentation including: (i) Maps; (ii) Driving Directions; (iii) geocoding and reverse geocoding; and (iv) proximity search.

b) "Confidential Information" shall mean any information which is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party, including, but not limited to, the terms of this Agreement, the MapQuest Service, any parts thereof, the Access Codes, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data, and Documentation.

c) "Coordinates" shall mean the point of origin and/or point of destination data entered by an End-User into fields on the Licensee Sites or provided by Licensee in order to generate Maps and/or Driving Directions, and shall include some or all of the following, to the extent permitted by MapQuest: street addresses, intersections, city, Zip/postal code, state/province, country, and latitude/longitude.

d) "Documentation" shall mean the published user guides and manuals related to the MapQuest Service in existence on the Effective Date which MapQuest makes generally available to its commercial customers, including either the Technical User Guide or the Migration Guide.

e) "Driving Directions" shall mean graphical point-to-point routes represented on Maps and/or any text or data based point-to-point routes, drive times, or driving distances generated by the MapQuest Service (as MapQuest makes generally commercially available) and any data set forth or contained in any of the foregoing.

f) "Driving Directions Transaction" shall mean the serving of any Driving Directions to Licensee.

g) "End-User" shall mean any authorized user of the MapQuest Service.

h) "Licensee Points of Interest" shall mean location data owned, developed or licensed by Licensee and licensed to MapQuest for use with the API functionality in accordance with the terms of this Agreement. Licensee Points of Interest shall be submitted to MapQuest in accordance with the Documentation.

i) "Map" or "Maps" shall mean the graphical representation of geographic locations (as MapQuest makes generally commercially available) and any data set forth or contained in any of the foregoing.

j) "Map Transaction" shall mean the serving of any Map to Licensee.

k) "Mapping Data" shall include all raw data owned or licensed from third parties by MapQuest, hosted by MapQuest and used in connection with the MapQuest Service to provide API Functionality, whether contained in one or more databases.

l) "Mapping Functionality" shall mean the software and other technology owned or licensed by MapQuest from third parties, hosted by MapQuest and made generally commercially available by MapQuest for the purpose of generating API Functionality from the Mapping Data.

m) "MapQuest API" shall mean the proprietary set of access methods and application programming interfaces, provided either in object code form or via an http interface (at Licensee's discretion), which shall be used by Licensee for the sole purpose of (i) transmitting Coordinates from the Licensee Sites to the Mapping Functionality; (ii) transmitting Maps and/or Driving Directions generated by the search functionality for use in conjunction with the Licensee Sites; and (iii) incorporating or overlaying Licensee Points of Interest (whether maintained by Licensee or MapQuest) onto any Map or displaying such Licensee Points of Interest.

n) "MapQuest Competitor" shall mean any entity, site, service or provider offering one or more of the following: mapping, routing, driving directions, traffic alerts, and/or related content or services.

o) "MapQuest Marks" shall mean the following trademarks and/or logos of MapQuest: "MapQuest.com," "MapQuest.com, Inc.," "MapQuest," "Powered by MapQuest," "MapQuest Advantage API," "MapQuest Advantage," "MapQuest Services" and "MapQuest Business Solutions."

p) "MapQuest Powered Page" shall mean any World Wide Web pages (or any portion thereof or frame therein) within any Licensee Site on which MapQuest generated API Functionality results are displayed.

q) "MapQuest Service" shall mean, collectively, the Mapping Functionality and the Mapping Data resident on MapQuest servers, as well as the MapQuest Service Material, collectively used as permitted by the terms of this Agreement to generate the API Functionality.

r) "MapQuest Service Material" shall mean (a) the MapQuest API; (b) sample code; and (c) the passwords and logon identifications necessary to access the Mapquest Service ("Access Codes"), each as made generally commercially available by MapQuest to similarly-situated commercial customers.

s) "MapQuest Technical Resource Center" shall mean the MapQuest web page located at http://trc.mapquest.com designed to provide the MapQuest Service Material to Licensee as well as to provide Licensee access to automated technical support for the Licensed Modules.

t) "Search" shall mean the MapQuest functionality which allows Licensee to connect to a MapQuest-hosted database of Licensee Points of Interest, and to use such Points of Interest with the API Functionality.

u) "Start Date" shall mean the Effective Date if there is no Schedule D made part of this Agreement and shall mean the Transition Date (defined in Schedule D) if Schedule D is made part of this Agreement.

v) "Transaction" shall mean each Map Transaction and each Driving Direction Transaction generated by the MapQuest Service.

w) "Upgrades" shall mean any and all revisions to the MapQuest Service Material but specifically excluding discrete applications or plug-ins (e.g. yellow pages or traffic alerts) providing significantly different or additional functionality.

x) "Usage Reports" means the reports provided by MapQuest to Licensee via the MapQuest Technical Resource Center.

ARTICLE 2 – FINANCIAL TERMS AND SCOPE OF USE

ARTICLE 3 - SERVICE AND SUPPORT

3.1 **MapQuest Service**. MapQuest will provide Licensee access to the MapQuest Service during the Term. Such access allows Licensee to remotely access the Mapping Data and the Mapping Functionality on MapQuest servers through the MapQuest API, in applications designed to run across the World Wide Web in an Internet, Intranet, wireless, or Extranet environment, all only as expressly set forth herein. Licensee's access to the MapQuest Service allows Licensee to generate API Functionality.

3.2 **Technical Service and Support.**

a. Included Technical Services. Licensee's payment of the then-current Annual License Fees entitles it to the items set forth below (collectively the "Included Technical Services") during the Initial Term and any applicable Renewal Term:

i. up to twenty-five (25) hours support in the aggregate, at Licensee's discretion, for API Functionality with such support to include:
  a. e-mail technical support (for up to two (2) Licensee representatives with regard to installation and use of the MapQuest Service);
  b. telephone technical support (for up to two (2) Licensee representatives during MapQuest's business hours, Monday through Friday, except U.S. national holidays);
ii. access to the MapQuest Technical Resource Center (described below); and
iii. Upgrades (described below).

b. MapQuest Technical Resource Center. The MapQuest Technical Resource Center provides current technical and other information about the MapQuest Service, including Usage Reports, and is available twenty-four (24) hours per day, seven (7) days per week, excluding maintenance or other scheduled downtime and excluding unanticipated periods of unavailability. Licensee shall not provide access information to the MapQuest Technical Resource Center to any third party.

c. Upgrades. If MapQuest makes any Upgrades generally available to its unaffiliated commercial customers and Licensee has paid its Annual License Fees, such Upgrades shall be provided as part of the MapQuest Service free of charge within a commercially reasonable time. MapQuest may from time to time update or modify the Mapping Data in its discretion. MapQuest is under no obligation to provide Licensee with notice of any such update or modification.

3.3 **End-User Technical Support.** Licensee is solely responsible for furnishing technical and other support to End-Users.

ARTICLE 4 – LICENSE GRANT AND RESTRICTIONS

4.1 **MapQuest Service Material.** Subject to the terms and conditions hereof, MapQuest grants to Licensee during the Term a non-exclusive, non-transferable (without a right to sublicense except as set forth on page 1 of this Agreement), limited right and license to use the MapQuest Service Material to build MapQuest Powered Pages to access the MapQuest Service.

4.2 **API Functionality.** Subject to the terms and conditions hereof, MapQuest grants to Licensee during the Term a non-exclusive, non-transferable (without a right to sublicense except as set forth on page 1 of this Agreement) limited right and license to display API Functionality to End-Users only on MapQuest Powered Pages and to internally use the API Functionality in conjunction with the MapQuest Service.

4.3 **Documentation.** Subject to the terms and conditions hereof, MapQuest grants to Licensee during the Term a non-exclusive, non-transferable (without a right to sublicense except as set forth on page 1 of this Agreement) limited right and license to use the Documentation. Licensee shall limit access to the Documentation to its internal use only.

4.4 **Marks.** Subject to the terms and conditions hereof, MapQuest grants to Licensee the right to use the MapQuest Marks on Licensee marketing, promotional and other materials to promote or advertise the Licensee Sites (collectively, "Promotional Materials"). MapQuest retains all right, title and interest in and to the MapQuest Marks, and Licensee shall not use any MapQuest Marks except as expressly set forth herein. Licensee shall not take any action contesting or impairing the rights of MapQuest in and to the MapQuest Marks. Any use of the MapQuest Marks in any Promotional Materials is subject to the prior written consent of MapQuest. Once approved, Promotional Materials may be used by Licensee until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Promotional Materials may be depleted. To the extent Licensee is providing Licensee Points of Interest which require inclusion of the trademarks of Licensee or a third-party, Licensee grants to MapQuest a license to use such marks for the purposes envisioned herein. If such marks are not owned by Licensee, Licensee represents and warrants that it has full right and authority to grant such a license to MapQuest.

4.5 **New Technologies.** As new technologies for displaying API Functionality arise, Licensee may request permission from MapQuest for an extension of the license granted to Licensee hereunder to cover such new technologies, which permission may be withheld in the sole discretion of MapQuest. MapQuest, upon evaluation of the proposed opportunity, reserves the right to negotiate with Licensee the terms and conditions of such additional licenses.

4.6 **Licensee Points of Interest.** Licensee grants to MapQuest during the Term a non-exclusive, worldwide right and license to modify, use, reproduce, distribute, seam, transmit, display, and adapt the Licensee Points of Interest for Licensee's use in conjunction with the MapQuest Service and the API Functionality.

4.7 **General Restrictions.**

a. Use of MapQuest Service. Licensee shall have no rights with respect to the MapQuest Service or any portion thereof and shall not use the MapQuest Service or any portion thereof except as expressly set forth herein. Without limiting the generality of the foregoing, Licensee shall not (i) modify or create derivative works of the MapQuest Service Material or API Functionality; (ii) sublicense (except as expressly permitted by this Agreement), lease, rent, assign, distribute, repackage, rebrand, or otherwise transfer or disclose the MapQuest Service, any portion thereof or any Documentation to any third party; (iii) use the MapQuest Service on or in connection with any World Wide Web page other than any MapQuest Powered Page within a Licensee Site; (iv) use the MapQuest Service to operate a service bureau and/or interactive voice recognition system, or to process or generate data for any third party (other than the generation of API Functionality for End-Users as expressly permitted hereunder); (v) access the Mapping Functionality or the Mapping Data other than by use of the MapQuest Service Material; (vi) use the MapQuest Service Material for any purpose other than to access the Mapping Functionality and the Mapping Data; or (vii) cause, assist or permit any third party (including an End-User) to do any of the foregoing.

b. Use of API Functionality. Licensee acknowledges and agrees that API Functionality is limited to the individual and personal use of the End-User that entered the Coordinates to generate such API Functionality. Without limiting the generality of the foregoing, Licensee shall not (i) record, save, archive, store, create a database of or otherwise copy in any manner any API Functionality (or any portion thereof) other than as may be necessary (and then only on a temporary basis reasonably satisfactory to MapQuest) to allow the End-User that entered the Coordinates (or on whose behalf the Coordinates were entered) to generate such API Functionality to view and print them on a temporary basis; (ii) sublicense, lease, rent, assign, distribute, repackage, rebrand, or otherwise transfer or disclose any API Functionality to any third party (other than to the End-User that entered the Coordinates, or on whose behalf the Coordinates were entered, to generate such API Functionality); (iii) use any API Functionality to operate a service bureau or to process or generate any data for any third party; or (iv) cause, assist or with knowledge permit any third party (including any End-User) to do any of the foregoing.

c. Exclusions from License. Specifically excluded from the license set forth in Section 4.1 are any use or operation of the MapQuest Service in connection with (i) any Internet site other than the Licensee Sites; and (ii) products, systems or applications capable of navigation, positioning, tracking, or routing of a movable asset.

d. Sublicensees. Licensee shall not grant the right to, or permit (in the event that Licensee acquires the knowledge) any third party to include or integrate into any World Wide Web page any hypertext link to any Licensee Site for the primary purpose of retrieving API Functionality from the MapQuest Service, unless sublicensing is authorized pursuant to page 1 of this Agreement, and then only upon the terms and conditions set forth in Schedule B.

e. Geocodes. All latitude and longitude coordinates ("MapQuest Geocodes") assigned to locations either (i) by MapQuest's geocoding services or (ii) by material licensed hereunder, shall be used by Licensee solely in conjunction with the MapQuest Service specifically licensed hereunder. The MapQuest Geocodes shall not be used by Licensee for any other purpose, including without limitation, use with any computer software not licensed hereunder, and uses or products which modify the delivered latitudes and longitudes.

4.8 **Other Restrictions / MapQuest Rights**

a. Copies. Licensee shall have the right to make one (1) copy of the Documentation solely for archival or back-up purposes and such copy shall contain any and all MapQuest Marks as set forth on the original Documentation. Such copy shall be and remain the sole and exclusive property of MapQuest, and upon termination of this Agreement, shall promptly be returned to MapQuest or shall be destroyed by Licensee (with such complete return or destruction certified in writing to MapQuest by an authorized officer of Licensee).

b. No Representations and Warranties. Licensee shall not make any representations or warranties of any kind whatsoever to any third party with respect to the MapQuest Service, any component thereof or any API Functionality.

c. Third Party Agreements. Licensee shall not enter into any agreement or other arrangement with any third party which in any way restricts, prevents or hinders the ability of MapQuest to provide to such third party the MapQuest Service or any other MapQuest product or service on any platform whatsoever.

d. Required Notices and Disclaimers. Each result from API Functionality served into any MapQuest Powered Page shall include (i) the "MapQuest.com" logo, the "Powered by MapQuest.com" logo or any other MapQuest Marks or third party marks as determined by MapQuest in its sole discretion and (ii) copyright attribution of MapQuest and MapQuest's data suppliers as determined by MapQuest in its sole discretion. In addition, all Map Transactions and Driving Directions Transactions must prominently include the "NAVTEQ ON BOARD" logo, at a location in close proximity to the Transaction, such that scrolling by the End-User is not required to view such Logo. Licensee also must include on any MapQuest Powered Page (i) the following or similar (with MapQuest's written approval) statement: "Maps/Directions are informational only. User assumes all risk of use. MapQuest, [Licensee], and their suppliers make no representations about content, road conditions, route usability, or speed."; and (ii) a hypertext link, in a typeface and font no smaller than the disclaimer in part (i) above to MapQuest's then-standard end-user disclaimer and terms and conditions and copyright notice. Licensee shall not obscure or minimize the aforementioned statement or disclaimer.

e. Additional Data Provider Restrictions. The use of some or all of the MapQuest Data is subject to terms and conditions imposed by third party data providers upon MapQuest. MapQuest has taken efforts to include all relevant MapQuest Data restrictions. However, such third party data providers may occasionally modify or add restrictions applicable to Licensee. If such modified or additional restrictions are imposed, MapQuest will notify Licensee of such modified or additional restrictions via the notice procedure. If Licensee fails to object to the terms set forth in such a notice within thirty (30) days, Licensee hereby agrees to become bound by such modified or additional terms to the same extent as if such terms were included directly in this Agreement. In the event Licensee objects to the terms in such a notice within thirty (30) days of receipt of such notice, Licensee may terminate this Agreement by providing MapQuest with written notice of its intent to terminate the Agreement. Such notice shall specify a termination date thirty (30) days from the date notification of termination is delivered.

f. Permitted Modifications. In the event that Licensee (or any permitted sublicensee) uses the MapQuest Service Material to develop or otherwise use any functionality or features in conjunction with, or as a complement to, any API Functionality or the MapQuest Service ("Permitted Modifications"), Licensee (or sublicensee) shall provide to MapQuest (at no cost to MapQuest) APIs to such Permitted Modifications (and a license during the Term to use such APIs) so that such Permitted Modifications can interoperate with (including use of the principal functions of) the MapQuest Service for the benefit of Licensee; provided, however, that, to the extent that such APIs are insufficient to enable such interoperability, Licensee (or sublicensee) shall modify, as promptly as commercially practicable, the APIs (at no cost to MapQuest), and/or such Permitted Modifications to enable such interoperability. Licensee makes no representations and warranties with respect to the functionality of such Permitted Modifications.

ARTICLE 5 – AGREEMENT GENERAL TERMS

5.1 **Ownership.**

a. MapQuest Intellectual Property. Licensee acknowledges and agrees that the MapQuest Service, the Documentation, and the API Functionality are works for purposes of copyright law, and embody valuable, confidential, trade secret information of MapQuest, the development of which required the expenditure of substantial time and money (except as expressly excluded in Section 5.1(b) below). MapQuest shall retain all right, title, and interest in and to the MapQuest Service, the Documentation, each copy thereof, and the API Functionality (and any of the data set forth therein) (except to the extent expressly excluded in Section 5.1(b) below). Licensee shall not acquire any rights, express or implied, in the MapQuest Service, the Documentation or in any API Functionality by virtue of this Agreement other than otherwise expressly set forth herein.

b. Licensee Points of Interest. Licensee shall retain all right, title and interest in and to the Licensee Points of Interest. If MapQuest hosts the Licensee Points of Interest on its servers, MapQuest shall not license or serve such Points of Interest to any third party.

5.2 **Termination.**

a. Termination for Breach. Except as otherwise expressly provided in this Agreement, either Party may terminate this Agreement (i) at any time in the event of a material breach of a material provision (including, without limitation, the Branding requirements) by the other Party which remains uncured after thirty (30) days written notice thereof (provided that the cure period with respect to any scheduled payment shall be fifteen (15) days from the date for such payment provided for herein), or (ii) immediately following written notice to the other Party if the other Party ceases to do business in the normal course, becomes or is declared insolvent or bankrupt, is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) days or makes an assignment for the benefit of creditors. Notwithstanding the foregoing or any other provision contained herein, (a) in the event of a material breach by Licensee of the license terms set forth in Article 4, MapQuest may terminate this Agreement upon written notice of such breach to Licensee and (b) in the event of a material breach of a provision that expressly requires action to be completed within an express period shorter than thirty (30) days, either Party may terminate this Agreement if the breach remains uncured after written notice thereof to the other Party and expiration of such express period.

b. Termination for Change in Control. MapQuest, in its sole discretion, may terminate this Agreement at any point during the Term upon a Change in Control of Licensee to a MapQuest Competitor. For purposes of this Section, "Change in Control" means the acquisition of Licensee by a third party, such that, as a result thereof, such third party obtains fifty percent (50%) or more of the outstanding voting securities of Licensee or obtains the contractual power to designate fifty percent (50%) or more of the board of directors of Licensee.

c. Consequences of Termination or Expiration. Within five (5) business days after the expiration or termination of this Agreement, Licensee shall immediately: (i) discontinue all use of the MapQuest Service and Access Codes; (ii) deliver to MapQuest or otherwise destroy or erase all components of the MapQuest Property then in Licensee's possession or control, including but not limited to all Access Codes; and (iii) certify in writing to MapQuest that Licensee has completed all actions required by this Section.

5.3 **Confidentiality.**

a. Confidentiality. Each Party agrees that, during the Term and for a period of three (3) years thereafter, it shall not use or disclose to third parties any Confidential Information of the other Party other than for purposes of this Agreement (and then only on a confidential basis satisfactory to the other Party). Each Party shall restrict knowledge of the other Party's Confidential Information to its respective employees who must have access to such Confidential Information for such Party to perform its obligations hereunder, provided that such employees agree to comply with this Section. Notwithstanding the foregoing, nothing in this Section shall prevent a Party (the "Receiving Party") from disclosing any information which such Party can demonstrate through written evidence: (i) was part of the public domain prior to the Effective Date; (ii) was independently developed by the Receiving Party without use of the other Party's Confidential Information; or (iii) is required to be disclosed by law or by order of a court or other governmental body (provided that the Receiving Party promptly notifies the other Party in writing and takes all reasonable steps to limit or prevent such disclosure to the maximum extent permitted by law).

b. Public Statements. Each Party shall submit to the other Party, for its prior written approval, which shall not be unreasonably withheld or delayed, any press release or similar public statement ("Press Release") regarding the transactions contemplated hereunder, with the exception that factual references by MapQuest to the existence of a business relationship between the Parties shall not require approval of Licensee (i.e. listing Licensee on a customer list for the MapQuest Advantage API Service). Notwithstanding the foregoing, either Party may issue Press Releases and other disclosures as required by law without the consent of the other Party and in such event, the disclosing Party shall provide at least five (5) business days prior written notice of such disclosure (unless otherwise required by law). The failure by one Party to obtain the prior written approval of the other Party prior to issuing a Press Release (except as required by law) shall be deemed a material breach of this Agreement.

5.4 **Representations and Warranties.**

a. Authority. Each Party represents and warrants that (i) it has the full corporate right, power and authority to enter into this Agreement; (ii) the execution of this Agreement and performance of its duties and obligations hereunder do not and will not violate any agreement to which it is a party or by which it is otherwise bound; and (iii) when executed and delivered by it, this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

b. MapQuest Service. MapQuest warrants that, during the Term, the MapQuest Service shall perform substantially in accordance with the Documentation. As Licensee's sole and exclusive remedy for a failure to comply with this warranty, and provided such non-compliance is reported to MapQuest in a timely manner, MapQuest will, in its sole discretion, use commercially reasonable efforts to either: (i) correct any verifiable errors so that the MapQuest Service complies with such warranty; or (ii) replace the MapQuest Service with a conforming product that has substantially similar functionality.

c. Exclusions. Notwithstanding the provisions of Section 5.4(b), MapQuest does not warrant that (i) the MapQuest Service or any API Functionality will meet Licensee's requirements; (ii) Licensee's or End User's use of the MapQuest Service will be uninterrupted, error-free, or available at all times; (iii) any interruptions or errors identified by Licensee can or will be corrected; or (iv) any API Functionality (or the contents thereof) is accurate, complete or correct. Without limiting the generality of the foregoing, MapQuest shall have no obligation or other liability with

regard to any error or non-compliance with the warranty set forth in Section 5.4(b) hereof that is caused, in whole or in part, by (a) modifications to the MapQuest Service made by Licensee or any third-party; (b) use of the MapQuest Service other than as described in the Documentation; (c) hardware, software or other products not provided by MapQuest; or (d) the negligence, misuse or improper use of the MapQuest Service by Licensee or any third-party.

d. Additional Warranty Limitations. THE RESPECTIVE WARRANTIES OF MAPQUEST AND LICENSEE SET FORTH IN THIS SECTION AND SECTION 4.4 ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY THE PARTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.4(b), THE MAPQUEST SERVICE AND ALL API FUNCTIONALITY ARE AND SHALL BE PROVIDED ON AN AS-IS BASIS. MAPQUEST EXPRESSLY DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE AND DATA ACCURACY. IF THIS EXCLUSION IS HELD UNENFORCEABLE, THEN ALL EXPRESS AND IMPLIED WARRANTIES SHALL BE LIMITED IN DURATION TO A PERIOD OF THIRTY (30) DAYS AFTER THE EFFECTIVE DATE, AND NO WARRANTIES SHALL APPLY AFTER THAT PERIOD.

5.5 **Indemnification**.

a. Indemnification by MapQuest. MapQuest shall indemnify, defend and hold harmless Licensee from and against all damages, costs (including reasonable attorneys' fees) and other liabilities (collectively, "Damages") directly arising out of any claim or suit (each, a "Claim") alleging that the MapQuest Service or any MapQuest Mark infringes a third-party's duly-registered U.S. patent, copyright or trademark, provided that Licensee (i) promptly notifies MapQuest of any such claim; (ii) permits MapQuest to control the defense or settlement of such claim, at MapQuest's expense; and (iii) provides MapQuest with all reasonable assistance necessary for the defense or settlement of such claim. Licensee shall have the right, at its cost, to be represented by counsel of its choosing in connection with any such Claim. In the event that Licensee is, or in MapQuest's reasonable judgment may be, the subject of any Claim, then MapQuest shall, in its sole discretion, do any of the following, as Licensee's sole and exclusive remedy: (a) replace or modify the MapQuest Service or any portion thereof so that it is non-infringing; (b) obtain, at MapQuest's expense, a license for Licensee to use the MapQuest Service; or (c) terminate Licensee's right to use the MapQuest Service and refund to Licensee the license fee paid hereunder, pro-rated for the number of months remaining until the end of the then-current Term year. MapQuest shall have no liability to indemnify, defend or hold harmless Licensee to the extent the alleged infringement is based on: (v) a modification of the MapQuest Service by anyone other than MapQuest; (w) use of a previous version of the MapQuest Service where the infringement could have been avoided by using the latest version; (x) use of the MapQuest Service other than in accordance with the terms and conditions of this Agreement; (y) use of the MapQuest Service in combination with any software, data, or systems not provided by MapQuest; or (z) the Licensee Sites. This Section 5.5(a) sets forth the sole and exclusive obligation of MapQuest with regard to any Claim of infringement with respect to the MapQuest Service.

b. Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless MapQuest and its affiliates, and its and their officers, directors, agents, affiliates and employees from and against any Damages arising out of any Claim based in whole or in part upon (i) a modification of the MapQuest Service by anyone other than MapQuest; (ii) any infringement upon any third-party's proprietary or intellectual property rights in connection with the use of a previous version of the MapQuest Service where the infringement could have been avoided by using the latest version; (iii) use of the MapQuest Service other than in accordance with the terms and conditions of this Agreement (including but not limited to improper or unauthorized Sublicensee use); (iv) any representations and warranties made by Licensee or Sublicensee to any third-party with respect to the MapQuest Service or any Maps and/or Driving Directions; (v) the actual or alleged infringement by the Licensee Points of Interest, the Licensee Marks or any Licensee Site (including any World Wide Web page that is part of or within the domain of any Licensee Site and all content thereof) of any third-party's intellectual property rights; and (vi) any physical injury or bodily harm to an End-User, all provided that in each such circumstance MapQuest: (a) promptly notifies Licensee of any such claim (provided, however, that any failure to so notify Licensee of such claim shall relieve Licensee of its obligations under this provision only to the extent, if any, that Licensee suffers damages attributable to such failure); (b) permits Licensee to control the defense or settlement of such claim, at Licensee's expense; and (c) provides Licensee with all reasonable assistance necessary for the defense or settlement of such claim. MapQuest shall have the right, at its cost, to be represented by counsel of its choosing in connection with any such Claim.

5.6 **Limitation of Liability**. TO THE EXTENT PERMITTED BY LAW, AND EXCEPT WITH RESPECT TO A BREACH BY LICENSEE OF ARTICLE 4 OR A BREACH OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM OR RELATED TO THIS AGREEMENT. EXCEPT WITH RESPECT TO LICENSEE'S UNAUTHORIZED USE OF THE MAPQUEST SERVICE (INCLUDING, WITHOUT LIMITATION, A BREACH BY LICENSEE OF ARTICLE 4), ANY INDEMNITY PURSUANT TO SECTION 5.5 HEREOF, OR A PARTY'S BREACH OF A CONFIDENTIALITY OBLIGATION, EACH PARTY AGREES THAT THE MAXIMUM LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR ALL CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED, IN THE AGGREGATE, THE TOTAL FEES PAID BY LICENSEE TO MAPQUEST UNDER THE PROVISIONS OF THIS AGREEMENT AS OF THE DATE SUCH LIABILITY ARISES, PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY UNDER THE PROVISIONS OF THIS AGREEMENT.

5.7 **Force Majeure**. Neither Party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any fire, flood, explosion, war, strikes, threatened strikes, stoppage of work, slowdowns, picketing, boycotts, embargoes, requirements imposed by governmental regulations, civil or military authorities, acts of God, internet slowdowns, shutdowns, or other forms of internet delay, or other causes that are beyond the reasonable control and without the fault or negligence of the Party unable to perform, provided that such Party gives reasonably prompt notice under the circumstances of such condition(s) to the other Party.

5.8 **Assignment**. Licensee shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of MapQuest. Assumption of this Agreement by any successor to Licensee (including by way of merger or consolidation, or to a purchaser of substantially all of the assets and business of Licensee) shall be subject to MapQuest's prior written approval. Subject to the foregoing, this

Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns. MapQuest shall have the right to assign this Agreement to any affiliate of MapQuest without the prior written consent of Licensee. Any other assignment by MapQuest shall be subject to the prior written consent of Licensee, such consent not to be unreasonably withheld. In the event Licensee fails to give MapQuest such consent, MapQuest shall have the right to terminate this Agreement upon thirty (30) days notice to Licensee and Licensee shall be entitled to a pro-rated refund of fees paid for the remainder of the current year of the Agreement.

5.9 **Applicable Law; Submission to Jurisdiction.** This Agreement shall be interpreted, construed and enforced in all respects in accordance with the law of the Commonwealth of Virginia, except for its conflicts of laws principles. Each Party irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia, over any and all claims and any and all actions to enforce such claims or to recover damages or other relief in connection with such claims.

5.10 **Survival.** Schedule A, Sections 2.7, 4.7, 4.8, 5.1, 5.2(c), 5.3, 5.4, 5.5, 5.6, 5.9, 5.10, and 5.11 and Schedule B, Sections 5, and 6 hereof shall survive the expiration, termination or cancellation of this Agreement. In addition, all payment terms of this Agreement shall survive the expiration, termination or cancellation of this Agreement

5.11 **Miscellaneous.**

a. Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party.

b. Notice. Any notice, approval, or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the Party to whom the same is directed; (ii) one business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. Each such notice shall be directed to the Party's address set forth on the cover page of this Agreement, or to such other address as a Party may designate in writing from time to time.

c. No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

d. Entire Agreement. This Agreement, including all Schedules hereto, sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein.

e. Amendment. No amendment of this Agreement shall be valid unless set forth in a written instrument signed by the duly authorized representatives of each Party.

f. Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law; and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

g. Equitable Remedies. Licensee acknowledges and agrees that monetary damages would be insufficient to compensate MapQuest for an actual or anticipated breach of this Agreement by Licensee. Licensee agrees that in such circumstances MapQuest shall be entitled to equitable remedies (including preliminary and permanent injunctions), in addition to any other remedies available to MapQuest at law or hereunder.